Exhibit 10.4

AMENDMENT, WAIVER AND CONSENT

This Amendment, Waiver and Consent (this “Amendment”), dated as of January __, 2025, is by and between AtlasClear Holdings, Inc., a Delaware corporation formerly known as Calculator New PubCo, Inc. (the “Company”), and Funicular Funds, LP, a Delaware limited partnership (the “Investor”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement and/or the Note (as such terms are defined below), as applicable.

RECITALS

WHEREAS, the Company and the Investor are parties to the Securities Purchase Agreement, dated as of February 9, 2024 (as the same has been, is being pursuant to this Amendment, and/or may hereafter be amended, restated or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company issued, and the Investor purchased, a secured convertible promissory note in an original principal amount of $6,000,000 (the “Note”);

WHEREAS, in connection with the Purchase Agreement and the Note, (i) certain Subsidiaries of the Company (each, a “Guarantor”) entered into a Guaranty, dated as of February 9, 2024 (the “Guaranty”), in favor of the Investor, (ii) the Company, the Guarantors and the Investor entered into a Security Agreement, dated as of February 9, 2024 (the “Security Agreement”), and (iii) the Company and the Investor entered into a Registration Rights Agreement, dated as of February 9, 2024 (the “Registration Rights Agreement”);

WHEREAS, Section 9(a) of the Purchase Agreement imposes certain limits on the incurrence of additional Indebtedness by the Company and its Subsidiaries with the Investor’s prior written consent; and

WHEREAS, the Company and the Investor desire to (i) consent to the incurrence by the Company of certain additional Indebtedness and related matters, (ii) subject to, and contingent upon, the consummation of the initial tranche of the contemplated transactions (as described herein), waive certain Events of Default and other breaches of certain covenants and agreements under the Transaction Documents by the Company and/or the Guarantors occurring prior to the date hereof and (iii) make certain amendments to the Purchase Agreement and the Note, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.       Amendments.

(a)        Amendments to Note. Effective as of the date hereof:

(i)       The last sentence of the introductory paragraph of the Note is hereby revised by deleting the date “November 9, 2025” in its entirety and replacing it with “January 31, 2028.”

(ii)      Section 2(b) of the Note is deleted in its entirety and replaced with the text “Reserved.”

(iii)      Section 9(c) of the Note is deleted in its entirety and replaced with the text “Reserved.”

(b)       Amendment to Registration Rights Agreement. Effective as of the date hereof, Section 2(e) of the Registration Rights agreement is hereby revised by adding the following to the end thereof:

“Notwithstanding anything to the contrary herein, any Registration Delay Payments may be payable at the Company’s option either in cash or in-kind by increasing the principal amount of the Obligations by the amount of such Registration Delay Payments. Any Registration Delay Payments not paid in cash by the second Business Day after such payment is due shall be deemed to have been paid-in-kind (except for any payments due on the Maturity Date), and no interest shall accrue on any Registration Delay Payment that is payable in-kind hereunder. All amounts payable hereunder shall be paid in full in cash on or before the Maturity Date.”

2.       Waivers. Effective as of the Initial Closing of the Investment (as such terms are defined infra), the Investor irrevocably waives the following:

(a)               Any failure by the Company to (i) obtain the approval of the Company’s security holders to issue Common Shares in excess of the Issuance Limit within 45 days of the Threshold Date, (ii) comply with the requirement in Section 2(e) and/or Section 3(b) of the Registration Rights Agreement to file a “final” prospectus with the SEC under Rule 424(b) with respect to the Registration Statement that was declared effective on August 14, 2024, or (iii) comply with the provisions of Section 3(c) of the Registration Rights Agreement with respect to the Registration Statement, and any Event of Default arising pursuant to Section 3(d) of the Note as a result of any of the foregoing.

(b)               Any Event of Default arising pursuant to Section 3(e) of the Note as a result of any failure by the Company or any other Credit Party to make any payment or satisfy any Contractual Obligation arising through and including the date hereof, to Chardan Capital Markets, LLC, the sellers of Wilson-Davis & Co., Inc. or any of their respective assignees or Affiliates.

(c)               Any Event of Default arising pursuant to Section 3(k) of the Note as a result of the Registration Statement not having become effective within three (3) months following the closing of the Business Combination.

3.       Consent. The Company has entered into a Securities Purchase Agreement and a Registration Rights Agreement, each dated as of December 31, 2024, with Hanire, LLC (collectively with its assignees, the “Subscriber”) pursuant to which, among other things, subject to the terms and conditions contained therein, the Company will (i) issue and sell to the Subscriber up to 333,333 Common Shares, for a purchase price of $15.00 per share (in each case, after adjustment for the reverse stock split effected by the Company on December 31, 2024), and (ii) borrow up to an aggregate principal amount of Forty Million Dollars ($40,000,000) (plus any amount by which the aggregate purchase price for the Common Shares purchased by the Subscriber is less than $5,000,000 as a result of ownership limitations contained in the Securities Purchase Agreement) pursuant to a convertible promissory note (the “Proposed Note”), which note would be convertible into Common Shares in accordance with the terms thereof (the transactions contemplated by such Securities Purchase Agreement and the Proposed Note, the “Investment”, and the issuance of the Proposed Note and funding of the initial tranche thereunder, the “Initial Closing”). Notwithstanding anything to the contrary in the Transaction Documents, including, without limitation, the limitations set forth in Section 9(a) of the Note, the Investor hereby irrevocably consents to the Investment. The Investor further agrees, for the avoidance of doubt, that the transactions contemplated by the Investment shall not constitute a Fundamental Transaction.

4.       Certain Agreements. The Company and the Investor hereby acknowledge and agree that (a) as of December 31, 2024, the aggregate principal amount of the Note, including all accrued interest through such date (all of which has been added to the principal amount as payment-in-kind) and the aggregate amount of all Registration Delay Payments through such date, is $9,357,195, and (b) effective as of January 1, 2025, the Note will accrue interest at the rate of 12.5% per annum specified in the Note, and not at the default rate of 20% per annum.

5.       Representations of the Company. The Company hereby represents and warrants to the Investor as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Company of this Amendment.

(d) The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of the Company’s organization documents or (ii) materially violate, contravene or conflict with any laws applicable to it or any of its Subsidiaries.

6.       Reference to and Effect on Transaction Documents. Except as specifically modified herein, the Transaction Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Investor under any of the Transaction Documents, or constitute a waiver or amendment of any provision of any of the Transaction Documents, except as expressly set forth herein. This Amendment shall constitute a Transaction Document.

7.       Further Assurances. The Company and the Investor each agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Amendment.

8.       Miscellaneous.

(a)       This Amendment shall be binding on and shall inure to the benefit of the Company, the Investor and their respective successors and permitted assigns. The terms and provisions of this Amendment are for the purpose of defining the relative rights and obligations of the Company and the Investor with respect to the transactions contemplated hereby, and there shall be no third party beneficiaries of any of the terms and provisions of this Amendment.

(b)       Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c)       Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(d)       Except as otherwise provided in this Amendment, if any provision contained in this Amendment is in conflict with, or inconsistent with, any provision in the Transaction Documents, the provision contained in this Amendment shall govern and control.

(e)       This Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of this Amendment by telecopy shall be effective as an original.

9.       Entirety. This Amendment and the other Transaction Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. This Amendment and the other Transaction Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

ATLASCLEAR HOLDINGS, INC.

By: /s/ John M. Schaible
Name:	John M. Schaible
Title:	Managing Member

FUNICULAR FUNDS, LP

By: /s/ Jacob Ma Weaver
Name:	Jacob Ma Weaver
Title:	Managing Member of the GP